Exhibit 99.1


FOR IMMEDIATE RELEASE
ARCTIC CAT INC. ADOPTS NEW SHAREHOLDER RIGHTS PLAN; REPLACES SIMILAR PLAN THAT RECENTLY EXPIRED

         Thief River Falls, Minnesota, September 19, 2001 - Arctic Cat Inc. (Nasdaq: ACAT) today announced that its Board of Directors unanimously adopted a new shareholder rights plan to replace a similar plan that recently expired. The shareholder rights plan is designed to ensure that all of the Company's shareholders receive fair and equal treatment in the event of any proposal to acquire the Company.

         The Board declared a distribution of one Right for each share of common stock outstanding on October 2, 2001. Each Right entitles the holder to purchase 1/100th of a share of a new series of Junior Participating Preferred Stock of Arctic Cat at an initial exercise price of $80.

         Initially, the Rights will be attached to the common stock and will not be exercisable. They become exercisable only following the acquisition by a person or group, without the prior consent of the Arctic Cat board, of 15% or more of the company's voting stock, or following the announcement of a tender offer or exchange offer to acquire an interest of 15 percent or more. Suzuki Motor Corporation holds approximately 31 percent of the company's voting stock and will not cause the Rights to become exercisable unless it increases its holdings to more than 32 percent of the Company's voting stock.

         In the event that the rights become exercisable, each Right will entitle the holder to purchase, at the exercise price, common stock with a market value equal to twice the exercise price and, should the Company be acquired, each right would entitle the holder to purchase, at the exercise price, common stock of the acquiring company with a market value equal to twice the exercise price. Rights owned by the acquiring person would become void.

         In certain specified instances, the Rights may be redeemed by the Company. If not redeemed, they would expire on September 17, 2011.

         "The company currently has no shareholder with an interest of 15 percent or more, other than Suzuki Motor Corporation, and we are not aware of any current attempt to take control of the company," said Christopher A. Twomey, president and chief executive officer of the company. "The plan was adopted as a replacement to our prior plan after extensive consideration by the board and is intended to protect the interests of our shareholders in the event of abusive or unfair take-over tactics. It is not designed to prevent the acquisition of the Company on terms beneficial to all shareholders."

         Details of the plan will be contained in a letter to be mailed to all shareholders.

         Arctic Cat Inc. designs, engineers, manufactures and markets snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat(R) brand name, as well as related parts, garments and accessories. For more information, please visit Arctic Cat's Web site at www.arctic-cat.com.

CONTACT: Arctic Cat Inc., Thief River Falls
Tim Delmore, 218/681-9868
or
Padillo Speer Beardsley, Inc.
Shawn Brumbaugh, 612/871-8877
or
John Mackay, 612/871-8877

                                     * * * *